SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [    ]

Check the appropriate box:

[X]       Preliminary Proxy Statement

[    ]       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[    ]       Definitive Proxy Statement

[    ]       Definitive Additional Materials

[    ]       Soliciting Material Pursuant to Rule 14a-12

NET PERCEPTIONS, INC.

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[    ]       No fee required.

[X]       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies: common stock, par value $.0001 per share.

(2)  Aggregate number of securities to which transaction applies:

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The amount and value of the cash and/or other property to be distributed to stockholders as a result of the proposed liquidation is unknown. A range of potential amounts which might be distributed to stockholders was presented to registrant’s board of directors, and the fee is based on the lower end of the range which is $9,300,000.

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid: $752

[   ]      Fee paid previously with preliminary materials.

[   ]      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

November [   ], 2003

Dear Fellow Stockholder:

On behalf of the board of directors and management of Net Perceptions, Inc., we cordially invite you to attend a special meeting of stockholders at the Company’s headquarters located at 7700 France Avenue South, Edina, Minnesota. The meeting will be held at 10:00 a.m. Central Standard Time on Tuesday, December 23, 2003. At the meeting we will:

•	consider and vote on a proposal to approve and adopt a plan of complete liquidation and dissolution of the Company; and

•	transact any other business that properly comes before the meeting.

Our board of directors carefully reviewed and considered the terms and conditions of the plan of liquidation and the transactions contemplated by the plan of liquidation as well as other alternatives available to us. Based on its review, our board of directors determined that the plan of liquidation is in the best interests of our stockholders.

The enclosed proxy statement contains a discussion of our proposed plan of liquidation. Our board of directors recommends that you consider the enclosed materials carefully. After carefully weighing the facts and circumstances associated with our liquidation as well as alternative courses of action, our board of directors has concluded that our proposed plan of liquidation is the best available alternative to maximize value for our stockholders.

Our board of directors has unanimously adopted the proposed plan of liquidation and recommends that stockholders vote for the plan of liquidation by marking the enclosed proxy card ‘FOR’ the proposal and returning the proxy card in the accompanying postage-paid envelope. The affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote will be required to approve and adopt the proposed plan and thus to complete the liquidation and dissolution of the Company. Your participation is extremely important, and your early response will be greatly appreciated.

Whether or not you plan to attend the special meeting, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible.

Sincerely,

Thomas M. Donnelly
President and Chief Financial Officer

NET PERCEPTIONS, INC.
7700 FRANCE AVENUE SOUTH
EDINA, MN 55317

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 23, 2003

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Net Perceptions, Inc., a Delaware corporation, will be held on Tuesday, December 23, 2003, at 10:00 a.m. Central Standard Time, at the Company’s headquarters located at 7700 France Avenue South, Edina, Minnesota, to consider and vote upon the following proposals:

•	To approve and adopt the Plan of Complete Liquidation and Dissolution of the Company, substantially in the form of Exhibit A attached to the accompanying proxy statement.

•	To transact such other business as may properly come before the meeting and any adjournments thereof.

The board of directors has fixed the close of business Thursday, November 13, 2003, as the record date for determining stockholders entitled to receive notice of and to vote at the special meeting (or any adjournment or postponement of the meeting). Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting.

WE INVITE YOU TO ATTEND THE SPECIAL MEETING IN PERSON, BUT WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE PROVIDED.

By Order of the Board of Directors,
/s/ TERESA J. DERY
Teresa J. Dery
Secretary

Edina, Minnesota

November [   ], 2003

TABLE OF CONTENTS

TABLE OF CONTENTS	5
QUESTIONS AND ANSWERS ABOUT THE PROPOSED PLAN OF LIQUIDATION	6
CERTAIN RISKS RELATING TO THE PLAN OF LIQUIDATION	13
FORWARD-LOOKING STATEMENTS	16
PROPOSAL TO APPROVE THE PLAN OF LIQUIDATION	18
GENERAL	18
BACKGROUND OF AND REASONS FOR THE PLAN	19
Company Background	19
Review of Alternatives	20
Conclusion of the Board of Directors	25
LIQUIDATION PROCEEDS	25
INTERESTS OF DIRECTORS AND OFFICERS IN THE PLAN OF LIQUIDATION	27
THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION	27
Dissolution Under Delaware Law	27
Description of the Plan of Liquidation	28
Reporting Requirements	29
Certain Contingent Liabilities	30
Final Record Date	31
Stock Options	32
ABSENCE OF APPRAISAL RIGHTS	32
REGULATORY APPROVALS	32
CERTAIN FEDERAL INCOME TAX CONSEQUENCES	32
VOTE REQUIRED AND BOARD RECOMMENDATION	34
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA	35
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	36
OTHER MATTERS	38
Class Action Lawsuit	38
Proxy Solicitation	38
Delivery of Proxy Materials and Annual Report to Households	38
Stockholder Proposals for the 2004 Annual Meeting of Stockholders if the Plan of Liquidation is Not Approved and Adopted	38
Where You Can Find More Information	39

NET PERCEPTIONS, INC.
7700 FRANCE AVENUE SOUTH
EDINA, MN 55317

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 23, 2003

This proxy statement is furnished in connection with the solicitation on behalf of our board of directors of proxies to be used at a special meeting of our stockholders to be held at the Company’s headquarters which are located at 7700 France Avenue South, Edina Minnesota 55435, on Tuesday, December 23, 2003, at 10:00 a.m. Central Standard Time, and all adjournments of the meeting.

The accompanying Notice of Meeting and this proxy statement are first being mailed to our stockholders on or about November [   ], 2003.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED
PLAN OF LIQUIDATION

WHAT IS THE PURPOSE OF THE SPECIAL MEETING?

•	At the special meeting stockholders will consider and vote on a proposal to approve and adopt the Plan of Complete Liquidation and Dissolution approved by the board of directors, substantially in the form attached hereto as Exhibit A, referred to herein as the “plan of liquidation”.

WHO IS ENTITLED TO VOTE?

•	The record date for the special meeting is November 13, 2003. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting. At the close of business on the record date there were [28,140,781] shares of common stock outstanding.

WHAT IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER?

•	If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker will not be permitted to vote your shares with respect to the plan of liquidation and a “broker non-vote” will occur, which will have the same effect as a vote against the proposal.

HOW DO I VOTE?

•	You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States. If your shares are held in “street name” by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the Internet.

•	You may vote in person at the meeting. If you plan to attend the meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of our common stock on November 13, 2003, the record date for voting at the meeting.

MAY I CHANGE MY VOTE AFTER I SUBMIT MY PROXY?

•	Yes, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

°	signing another proxy with a later date;

°	giving written notice of the revocation of your proxy to our Secretary prior to the meeting; or

°	voting in person at the meeting.

WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED?

•	If you submit an executed proxy but do not indicate how your shares are to be voted, your shares will be voted FOR approval and adoption of the plan of liquidation.

WHAT IS REQUIRED FOR A QUORUM?

•	A majority of our outstanding shares must be present in person or by proxy in order for there to be a quorum. Proxies marked as abstentions and any broker non-votes (shares held by brokers which are represented at the meeting but with respect to which the broker is not empowered to vote on a particular proposal) will be included as shares present for purposes of determining whether or not there is a quorum. Under our bylaws, the chairman of the meeting has the power to adjourn the meeting for any purpose, including to solicit additional proxies in the event that there are not sufficient votes to approve the plan of liquidation, whether or not a quorum is present.

HOW MANY VOTES ARE REQUIRED TO AUTHORIZE AND APPROVE THE PLAN OF LIQUIDATION?

•	Approval and adoption of the plan of liquidation requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Members of our board of directors and our executive officers who held as of October 22, 2003, an aggregate of 1,683,790 shares of common stock (approximately 6% of the outstanding shares of common stock as of the record date) have indicated that they will vote all of their shares FOR approval and adoption of the plan of liquidation.

•	If a stockholder abstains from voting or does not vote, either in person or by proxy, it will have the effect of a vote against approval and adoption of the plan of liquidation. Also, as noted above, if your broker holds your shares in its name, absent instructions from you, your broker may not vote your shares on the proposal to approve and adopt the plan of liquidation and a “broker non-vote” will occur, which will have the effect of a vote against approval and adoption of the plan of liquidation.

HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE ON THE PROPOSAL?

•	Our board of directors recommends that you vote FOR approval and adoption of the plan of liquidation (see page 34).

WHAT WILL HAPPEN IF THE PLAN OF LIQUIDATION IS NOT APPROVED?

•	If the plan of liquidation is not adopted and approved by our stockholders, our board of directors will continue to manage the company and will explore what, if any, alternatives are then available for the future of the Company.

WHEN WILL STOCKHOLDERS RECEIVE PAYMENT OF ANY AVAILABLE LIQUIDATION PROCEEDS?

•	We are currently unable to predict the precise timing of any distributions pursuant to the plan of liquidation. The timing of any distributions will be determined by our board of directors and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our remaining liabilities and obligations, including contingent claims.

•	The existence of contingent claims could delay the making of any liquidating distributions.

CAN I STILL SELL MY SHARES?

•	Our common stock is currently listed on the Nasdaq National Market and currently you may sell your shares on this trading market. However, we are subject to financial and market-related tests and various qualitative standards established by Nasdaq to maintain our listing on the Nasdaq National Market. On October 15, 2003, the Nasdaq Stock Market notified us by letter that we had failed to maintain the $1.00 minimum bid price requirement for continued listing on the Nasdaq National Market and that, if compliance with this requirement could not be demonstrated by April 12, 2004, we would be notified that our common stock would be delisted from the Nasdaq National Market. Since September 2, 2003, the payment date for the special cash distribution to our stockholders of $1.50 per share, our common stock has not closed over $0.54 per share, and we do not expect to be able to again meet the $1.00 minimum bid price requirement for continued inclusion on the Nasdaq National Market. We may also be delisted if we fail to meet Nasdaq National Market’s other quantitative listing requirements or its qualitative standards. If the plan of liquidation and dissolution is approved, we plan to promptly file a certificate of dissolution with the Secretary of State of Delaware and to close our stock transfer books as of that date. You will not be able to sell your stock after our stock transfer books are closed.

WHAT DO STOCKHOLDERS NEED TO DO NOW?

•	After carefully reading and considering the information contained in this proxy statement, each stockholder should complete and sign the enclosed proxy card and return it in the enclosed return envelope as soon as possible so that his or her shares may be represented at the meeting. A majority of shares entitled to vote must be represented at the meeting to enable us to conduct business at the meeting.

WHO CAN HELP ANSWER QUESTIONS?

If you have any additional questions about the proposed plan of liquidation or if you need additional copies of this proxy statement or any public filings referred to in this proxy statement, you should contact our President at (952) 842-5400. Our public filings can also be accessed at the SEC’s web site at www.sec.gov.

SUMMARY

This summary highlights information from this proxy statement that we believe is the most important information to be considered by stockholders in determining how to vote on the plan of liquidation described in this proxy statement. This summary may not contain all of the information that is important to you, and we encourage you to read this proxy statement in its entirety. The information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the detailed information appearing elsewhere in this proxy statement. We have included references to other portions of this proxy statement to direct you to a more complete description of the topics presented in this summary.

Proposal For Complete Liquidation And Dissolution (See page 18)

     Our board of directors has adopted the Plan of Complete Liquidation and Dissolution attached hereto as Exhibit A. If the plan of liquidation is approved and adopted by stockholders, the assets of the company will be sold or otherwise disposed of, the liabilities of the Company will be paid or provided for, and any remaining assets, most likely in the form of cash, will be distributed to the stockholders.

Reasons for adopting the Plan of Complete Liquidation and Dissolution (See pages 19 to 25)

     In view of our declining revenues, continued losses and deteriorating prospects, we extensively explored alternatives to maximize stockholder value. Major efforts were made to find a buyer which would firmly commit to acquire the Company on financial and other terms which our board viewed as reasonably likely to provide greater value to our stockholders than the complete liquidation and dissolution of the Company in accordance with the plan of liquidation. These efforts were unsuccessful. Our board determined that liquidation and dissolution of the Company in accordance with the plan of liquidation will minimize further erosion of stockholder value from continued net losses, and that liquidating distributions pursuant to the plan, including possible distributions of potential cash proceeds from sales, licenses or other dispositions of the Company’s intellectual property and other assets, will provide the maximum value reasonably available to stockholders.

Plan of Liquidation (See pages 27 to 32 )

Under the plan of liquidation:

•	the Company’s assets will be sold or otherwise disposed of;

•	known liabilities will be paid;

•	reserves will be established for contingent liabilities; and

•	our remaining assets, most likely in the form of cash, will be distributed to stockholders.

Expected Payments to Stockholders (See pages 25 to 26)

•	At this time we can not accurately predict the amount, if any, or the timing, of liquidating distributions which could be made over a substantial period of time.

•	The excess of cash over liabilities recorded on our balance sheet as at September 30, 2003, was approximately $11.2 million.

•	Ongoing operating expenses, including legal and accounting fees and expenses and insurance costs are expected to be at least $1.0 million.

•	Employee severance, retention and performance bonus costs are estimated to be up to $512,500.

•	Other known costs, including costs to pay obligations under existing leases and costs associated with satisfying customer obligations are estimated to be up to $500,000.

•	Reserves will need to be established to address contingent claims.

Risks associated with the Plan of Liquidation (See pages 13 to 16)

Risks associated with the plan of liquidation include but are not limited to the following:

•	stockholders will not know the timing of or amount of liquidating distributions at the time of the special meeting;

•	stockholders could be liable to the extent of liquidating distributions, possibly including the special cash distribution in September 2003, if reserves are not sufficient to pay any liabilities remaining after paying the known liabilities reflected on the Company’s balance sheet;

•	securities class actions may delay distribution or deplete the proceeds that might otherwise be available to stockholders;

•	anticipated timing of the liquidation may not be achieved;

•	stockholders may not be able to recognize a loss for federal income tax purposes until they receive a final distribution from us;

•	stockholders will not be able to sell their shares after a certificate of dissolution is filed with the Secretary of State of Delaware, which we expect will occur relatively soon after approval and adoption of the plan of liquidation by our stockholders;

•	after stockholder approval and adoption of the plan of liquidation, we expect to terminate registration of our common stock under the Securities Act of 1934, which will substantially reduce publicly available information about the Company; and

•	after stockholder approval and adoption of the plan of liquidation, no further stockholder approval will be required for sales or other disposition of assets or other actions.

Our officers may have interests in the plan of liquidation which are different from their interests as stockholders (See page 27)

•	Our officers will receive a total of approximately $287,500 in severance payments in connection with the termination of their employment.

•	In addition to a severance payment of $225,000, included above, Thomas Donnelly, the current President and Chief Financial Officer, may receive a retention payment of $112,500 and a performance bonus of up to $112,500.

Appraisal Rights (See page 32 )

     Stockholders will not have dissenters appraisal rights in connection with the plan of liquidation.

Certain United States Federal Income Tax Consequences (See pages 32 to 34)

     As a result of our liquidation, for United States federal income tax purposes, stockholders generally will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them and the aggregate fair market value at the time of distribution of any property distributed to them (including transfers of assets to a liquidating trust), and (ii) their tax basis for their shares of our capital stock. Any loss generally may be recognized only when the final distribution from us has been received.

     A brief summary of certain United States federal income tax consequences of the plan of liquidation appears beginning on page 32 of this proxy statement. Tax consequences to stockholders may differ depending on their circumstances. You should consult your tax advisor as to the tax effects of your particular circumstances.

CERTAIN RISKS RELATING TO THE PLAN OF LIQUIDATION

     You should consider the following risks in deciding whether to vote in favor of the proposal to adopt the plan of liquidation. In addition, we strongly urge you to consider the other information set forth in this proxy statement.

YOU WILL NOT KNOW THE AMOUNT OR TIMING OF THE LIQUIDATION DISTRIBUTIONS AT THE TIME OF THE SPECIAL MEETING AND THE AMOUNT OF LIQUIDATING DISTRIBUTIONS MAY NOT RESULT IN GREATER RETURNS TO STOCKHOLDERS THAN CONTINUING OUR EXISTENCE AND MAY NOT EQUAL OR EXCEED THE PRICE OR PRICES AT WHICH OUR COMMON STOCK HAS TRADED OR MAY TRADE IN THE FUTURE.

     We cannot predict, and you will not know prior to the vote at the special meeting with respect to the plan of liquidation, the amount or timing of any liquidating distributions. Any possible distributions to you may be reduced by additional liabilities or expenses we may incur and the ultimate amounts of our existing liabilities. Accordingly, we cannot assure you that the plan of liquidation will result in greater returns to stockholders than our continuing to operate our business or through a business combination or other transaction with a third party. Also, the per share amount of liquidating distributions may well be less than the per share price or prices at which our common stock has recently traded or may trade in the future.

STOCKHOLDERS COULD BE LIABLE TO THE EXTENT OF LIQUIDATING DISTRIBUTIONS RECEIVED IF CONTINGENT RESERVES ARE INSUFFICIENT TO SATISFY THE COMPANY’S LIABILITIES.

     If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or if we transfer our assets to a liquidating trust and the contingency reserve and the assets held by the liquidating trust are less than the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the payment to creditors of such stockholder’s pro rata portion of the deficiency, limited, however, to the amounts previously received by the stockholder in distributions from us or the liquidating trust (possibly including amounts received pursuant to the special cash distribution declared on August 5, 2003 and paid on September 2, 2003 to stockholders of record as of August 18, 2003). Accordingly, you could be required to return some or all distributions made to you. In such an event, you could receive nothing under the plan of liquidation and could be required to return some or all of the special cash distribution paid on September 2, 2003.

     If a court holds at any time that we have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the contingency reserve and the assets of the liquidating trust, our creditors could seek an injunction against the making of distributions under the plan of liquidation on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or holders of beneficial interests of the liquidating trust under the plan of liquidation.

SECURITIES CLASS ACTION CLAIMS HAVE BEEN FILED AGAINST US AND CERTAIN OF OUR CURRENT AND FORMER OFFICERS AND DIRECTORS. THESE CLAIMS COULD DELAY THE MAKING OF ANY DISTRIBUTIONS TO OUR STOCKHOLDERS OR DEPLETE THE PROCEEDS THAT MIGHT OTHERWISE BE AVAILABLE TO BE DISTRIBUTED TO OUR STOCKHOLDERS.

     On November 2, 2001, Timothy J. Fox filed a purported class action lawsuit against us, FleetBoston Robertson Stephens, Inc., the lead underwriter of our April 1999 initial public offering, several other underwriters who participated in our initial public offering, Steven J. Snyder, our then president and chief executive officer, and Thomas M. Donnelly, our then chief financial officer and currently our president and chief financial officer. The lawsuit was filed in the United States District Court for the Southern District of New York and has been assigned to the judge who is also the pretrial coordinating judge for substantially similar lawsuits involving more than 300 other issuers. An amended class action complaint, captioned In re Net Perceptions, Inc. Initial Public Offering Securities Litigation, 01 Cit. 9675 (SAS), was filed on April 22, 2002, expanding the basis for the action to include allegations relating to our March 2000 follow-on public offering in addition to those relating to our initial public offering.

     The amended complaint generally alleges that the defendants violated federal securities laws by not disclosing certain actions taken by the underwriter defendants in connection with our initial public offering and our follow-on public offering. The amended complaint alleges specifically that the underwriter defendants, with our direct participation and agreement and without disclosure thereof, conspired to and did raise and increase their underwriters’ compensation and the market prices of our common stock following our initial public offering and in our follow-on public offering by requiring their customers, in exchange for receiving allocations of shares of our common stock sold in our initial public offering, to pay excessive commissions on transactions in other securities, to purchase additional shares of our common stock in the initial public offering aftermarket at pre-determined prices above the initial public offering price, and to purchase shares of our common stock in our follow-on public offering. The amended complaint seeks unspecified monetary damages and certification of a plaintiff class consisting of all persons who acquired our common stock between April 22, 1999, through December 6, 2000. The plaintiffs have since agreed to dismiss the claims against Mr. Snyder and Mr. Donnelly without prejudice, in return for their agreement to toll any statute of limitations applicable to those claims; and those claims have been dismissed without prejudice. On July 15, 2002, all of the issuer defendants filed a joint motion to dismiss the plaintiffs’ claims in all of the related cases. On February 19, 2003, the Court ruled against the Company on this motion.

     A special committee of our Board of Directors has authorized the Company to negotiate a settlement of the pending claims substantially consistent with a memorandum of understanding negotiated among class plaintiffs, issuer defendants and their insurers. Any such settlement would be subject to approval by the Court.

     We believe that the allegations against the Company are without merit. However, as this litigation is in an initial stage, we are unable to predict its outcome or its ultimate effect, if any, on our financial condition. The existence of these claims could delay the making of any distributions to our stockholders or reduce the amount available for distribution in connection with the proposed plan of liquidation.

     On October 29, 2003, a class action lawsuit was filed against the Company, its current directors and unnamed defendants in the District Court, Fourth Judicial District, of the State Of Minnesota, County of Hennepin captioned Don Blakstad, on Behalf of Himself and All others Similarly Situated, vs. Net Perceptions, Inc., John F. Kennedy, Ann L. Winblad, John T. Riedl and Does 1-25, inclusive, File No. 03-17820. The complaint alleges, among other things, that defendants breached their fiduciary duties of loyalty, due care, independence, good faith and fair dealing and seeks to enjoin the proposed liquidation of the Company and to recover reasonable attorneys’ and experts’ fees. Defendants believe that the claims in the lawsuit are without merit and intend to vigorously defend them. Any costs and expenses paid by the Company in connection with, or as a result of, this lawsuit are not included in the estimated costs of winding down the business disclosed elsewhere in this proxy statement and will reduce the ultimate amount paid to stockholders in connection with the liquidation.

ANTICIPATED TIMING OF LIQUIDATION MAY NOT BE ACHIEVED.

     We intend to proceed toward the orderly sale, license or other disposition of our intellectual property and other non-cash assets. We expect that if the plan of liquidation is approved and adopted by our stockholders, we would, as soon as reasonably practicable, complete such sale, license or other disposition. Although we anticipate that we will proceed as expeditiously as reasonably practicable to complete the sale, license or other disposition of our intellectual property and other non-cash assets, our board of directors may determine that it is in the best interests of our stockholders that any remaining non-cash assets, together with the cash contingency reserve which we will establish, be placed into a liquidating trust, which could delay the receipt by stockholders of the final proceeds of the liquidation.

STOCKHOLDERS MAY NOT BE ABLE TO RECOGNIZE A LOSS FOR FEDERAL INCOME TAX PURPOSES UNTIL THEY RECEIVE A FINAL DISTRIBUTION FROM US.

     As a result of our liquidation, for United States federal income tax purposes stockholders will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them and the aggregate fair market value at the time of distribution of any property distributed to them (including transfers of assets to a liquidating trust), and (ii) their tax basis for their shares of our capital stock. Any loss may generally be recognized only when the final distribution has been received from us.

OUR STOCK TRANSFER BOOKS WILL CLOSE ON THE FINAL RECORD DATE, AFTER WHICH IT WILL NOT BE POSSIBLE FOR STOCKHOLDERS TO PUBLICLY TRADE IN OUR STOCK.

     We intend to close our stock transfer books and discontinue recording transfers of common stock at the close of business on the final record date, which we expect will be the date on which we file the certificate of dissolution. Thereafter, certificates representing our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law.

WE EXPECT TO TERMINATE REGISTRATION OF OUR COMMON STOCK UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHICH WILL REDUCE SUBSTANTIALLY PUBLICLY AVAILABLE INFORMATION ABOUT THE COMPANY.

     Our common stock is currently registered under the Securities Exchange Act of 1934, which requires that we, and our officers and directors with respect to Section 16 of that Act, comply with certain public reporting and proxy statement requirements thereunder. Compliance with these requirements is costly and time-consuming. Termination of such registration may occur following our certification to the Securities and Exchange Commission that there are fewer than 300 record holders of our common stock. As of November 13, 2003, there were [                     ] record holders of our common stock. We anticipate that, if the plan of liquidation is authorized and approved, in order to curtail expenses, and assuming at that time we continue to have fewer than 300 record holders of our common stock, we will, after filing a certificate of dissolution, file with the SEC a Form 15 in order to terminate the registration of our common stock under the Securities Exchange Act of 1934, as amended. Such termination will be effective ninety days after we file a Form 15. During such ninety day period, our obligation to file periodic reports on Form 10-Q and 10-K and current reports on Form 8-K will be suspended. However, we anticipate that we would continue to file with the SEC current reports on Form 8-K to disclose material events relating to our liquidation and dissolution until the effectiveness of the termination of the registration of our common stock.

NO FURTHER STOCKHOLDER APPROVAL WILL BE REQUIRED.

     Approval and adoption of the plan of liquidation requires the affirmative vote of the holders of a majority of all shares of our common stock outstanding and entitled to vote. If our stockholders approve and adopt the plan of liquidation, we will be authorized to sell, license or otherwise dispose of our assets without further approval of our stockholders.

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this proxy statement and include all statements that are not historical statements of fact regarding our current intent, beliefs, assumptions and expectations with respect to, among other things:

•	the liquidation and dissolution of the company pursuant to the terms of the plan of liquidation; and

•	the amount of any liquidating distributions and the timing of any liquidating distributions.

The words “may,” “would,” “could,” “continue,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “hope,” “intend,” “plan,” “approximate” and similar expressions are intended to identify forward-looking statements.

We believe that the expectations reflected in our forward-looking statements are reasonable. However, forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties, many of which we cannot control. Actual results or events may differ materially from those projected in our forward-looking statements. In evaluating forward-looking statements, you should carefully consider various factors, including the risks outlined above.

PROPOSAL TO APPROVE THE PLAN OF LIQUIDATION

GENERAL

     Our board of directors is proposing the Plan of Complete Liquidation and Dissolution for approval and adoption by our stockholders at the special meeting. The plan of liquidation was adopted by unanimous vote of our board of directors on October 21, 2003. A copy of the plan of liquidation is attached as Exhibit A to this proxy statement. Certain material features of the plan of liquidation are summarized below. (See also the more complete summary of the plan of liquidation beginning on page 27.) Stockholders should read the plan of liquidation in its entirety.

     If the plan of liquidation is approved and adopted by our stockholders, we will file a certificate of dissolution with the Secretary of State of the State of Delaware. Thereafter, we will not engage in any business activities except for the purpose of preserving the value of our assets, prosecuting and defending lawsuits by or against us, adjusting and winding up our business and affairs, selling and liquidating our properties and assets, including our intellectual property and other intangible assets, paying our creditors, terminating commercial agreements and relationships and preparing to make distributions to stockholders, in accordance with the plan of liquidation.

     Our board of directors may, at any time, retain a third party to complete the liquidation of our remaining assets and distribute proceeds from the sale of assets to our stockholders pursuant to the plan of liquidation. This third-party management may involve a liquidating trust, which, if created, would succeed to all of the assets transferred to it, and would assume related liabilities and obligations. Our board of directors may appoint one or more of our directors or officers or a third party to act as trustee or trustees of such liquidating trust. If all of our assets are not distributed within three years after the date our certificate of dissolution is filed with the State of Delaware, we will transfer our remaining assets to a liquidating trust if we have not already done so. Your approval and adoption of the plan of liquidation will also constitute your approval of any such transfer and the appointment of such trustees.

     During the liquidation of our assets, we may pay to our officers, directors, employees, and agents, or any of them, compensation for services rendered in connection with the implementation of the plan of liquidation. Your approval and adoption of the plan of liquidation will constitute your approval of the payment of any such compensation.

BACKGROUND OF AND REASONS FOR THE PLAN

Company Background

     We developed and marketed software solutions designed to enable our customers to interact more intelligently with their customers. Our solutions integrated and analyzed information about customers, products and transaction activity to generate specific actions our customers could take to improve their marketing, selling, and merchandising effectiveness. We combined our software products with industry expertise and professional services to create industry-specific solutions that were designed to integrate with and add value to existing custom or purchased systems including customer relationship management, or CRM, systems and processes.

     Our software solutions extracted data from our customers’ existing business applications, including electronic commerce, call center, campaign management, merchandise management, enterprise resource planning and point-of-sale systems. Sophisticated and proprietary analytical and reporting techniques then generated intelligence about customers and products that could be inserted into operational processes and systems to drive actions such as cross-selling and up-selling or personalized promotions. Our software solutions were particularly well suited to environments with large numbers of customers, a large product assortment and large quantities of transaction data.

     We sold and marketed our solutions primarily through a direct sales force. We licensed our products under various pricing plans, such as per user, per CPU, per site and per enterprise. We generally granted licenses on a perpetual basis. License fees for our products ranged from $50,000 to in excess of $1.0 million. We provided product maintenance pursuant to service agreements, the pricing of which was typically based on a percentage of the related product license fee and was generally paid in advance. Professional service fees for business consulting, implementation support, data processing and educational services were generally priced on a time and materials basis.

     In February 2000, we completed our acquisition of Knowledge Discovery One, Inc., an Austin, Texas-based private company which supplied advanced data analysis solutions for retailers, pursuant to a stock-for-stock merger whereby Knowledge Discovery One, Inc. became our wholly owned subsidiary. On September 9, 2003, Knowledge Discovery One, Inc. was merged with and into the Company and its separate existence ceased.

     We began 2001 with approximately 315 employees. In 2001, we instituted two separate restructuring plans to better align our cost structure with our business outlook and general economic conditions and, in particular, the deteriorating financial condition of Internet retailers which were our principal customer base. During 2001 we reduced our workforce by 169 positions, and recorded total charges of $15.6 million to reorganize the Company and exit certain facilities in various United States and international locations. J.P. Morgan Securities, Inc., our financial advisor, explored strategic alternatives and solicited proposals from parties with an interest in pursuing a business combination with us. This activity did not result in a strategic transaction on acceptable terms. In June 2001, Steven Snyder resigned as President and Chief Executive Officer and Donald Peterson became our President and Chief Executive Officer.

     In the first quarter of 2002, we further reduced our workforce by 15 positions, and recorded $367,000 in related employee termination costs. In June 2002 we reduced our workforce by an additional 18 positions, and recorded an additional $401,000 charge. As of December 31, 2002, we had 52 employees.

     In January of 2003, we closed satellite offices in San Francisco, California, London, England and Austin, Texas, and reduced headcount by 22 positions. In August 2003, we reduced headcount by an additional 12 positions, including Donald Peterson, then our President and Chief Executive Officer. At September 30, 2003, we had 9 full-time employees.

Review of Alternatives

     In late November 2002, our board of directors instructed our management to assess our business plan in light of the weakness in the application software market and our declining revenue. The board considered several strategies, including: (i) continuing current operations; (ii) reducing investment in current target markets, leveraging current customer and partner relationships and applying existing intellectual property and expertise to new markets; (iii) making strategic acquisitions in the applications software market; and (iv) seeking to be acquired, liquidating the Company or selling certain of its assets.

     Early in 2003, our board of directors met to consider strategies to address our continuing financial losses and our deteriorating financial condition (see the data set forth on page 35), business and operations, and determined that the prospects for our business were likely to continue to deteriorate due to continuing weakness in the global software market and the financial markets generally, and our likely continued difficulty in competing and realizing a profit as a small public company. The board discussed potential alternatives for the future, including those previously discussed in November, 2002, and authorized (i) a reduction in our workforce to approximately 30 employees; (ii) minimizing, to the extent practicable, additional long-term contractual and other liabilities; (iii) our continuing to operate our business on this scaled-back basis with a view to maximizing the value of the Company in a strategic transaction in the near term; and (iv) engaging an investment banker to assist the Company in exploring a strategic transaction.

     On February 11, 2003, we publicly announced that we had retained US Bancorp Piper Jaffray Inc., or Piper Jaffray, to act as the Company’s financial advisor in connection with the potential sale of the Company.

     From March 2003 through May 2003, Piper Jaffray and our management contacted more than 90 domestic and international strategic and financial merger and acquisition prospects on our behalf. Throughout the process, members of our management team and representatives of Piper Jaffray assisted various parties with their due diligence review of our business and operations and provided access to non-public information about our business and operations. We participated in numerous telephonic and in-person business and financial overview presentations and made ourselves available for a number of question and answer sessions. During the process of identifying and evaluating various merger and acquisition alternatives, approximately 25 interested parties executed confidentiality agreements and received non-public evaluation materials.

     On May 16, 2003, our board of directors met with management, representatives from our outside counsel, Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden Arps, and representatives of Piper Jaffray to discuss the progress of our efforts for potential merger and acquisition opportunities. At this meeting, our board of directors instructed Piper Jaffray to deliver as soon as possible to various potential strategic partners a letter outlining procedures for submitting non-binding indications of interest to the Company with respect to a possible transaction and to indicate in the letter that any proposal should be submitted by May 23, 2003.

     Upon completion of the interested parties’ financial due diligence, 7 parties submitted a proposal. On May 27, 2003, our board of directors, our management and representatives of Piper Jaffray and Skadden Arps met to review the principal features of each proposal. Following this discussion, the board of directors instructed Piper Jaffray to (i) continue to provide to the board relevant information received from the potential strategic partners relating to the proposals; (ii) continue discussions with the two potential strategic partners that had, in the opinion of the board, submitted the two most advantageous proposals and indicate to them that the Company was not then prepared to negotiate with either of them exclusively; and (iii) reject a number of the least-advantageous proposals, as determined by the board.

     Following this meeting, between May 28, 2003, and June 13, 2003, Piper Jaffray, Skadden Arps and our management, continued negotiations and discussions principally with respect to a proposal by a public company based in New York and a proposal by a California-based private equity firm.

     On June 10, 2003, representatives of Piper Jaffray, Skadden Arps and management reviewed with our board of directors the status of these negotiations and discussions. At this meeting, management made a preliminary liquidation value presentation and noted that the proposals being considered contemplated an acquisition of the Company at a price at the high end of the range of values reflected in management’s preliminary presentation. The board discussed the assumptions on which management’s preliminary liquidation value estimate was based, the possible timing of liquidating distributions and risks associated with the liquidation process generally, and whether either of the two proposals then being negotiated, or liquidation, would be most likely to provide the highest value to our stockholders.

     On June 13, 2003, our board of directors met again to review the possible values offered by, and various other advantages and disadvantages of, these two proposals, as compared to each other and to a possible liquidation. At this meeting, which was also attended by representatives of Piper Jaffray and Skadden Arps, Piper Jaffray reported to the board that it had been instructed by the New York-based public company that its proposal would be withdrawn if the Company did not agree to negotiate with the public company on an exclusive basis for a limited time period. With this in mind, the board authorized the Company to grant a limited exclusive negotiation period on the assumption, which Piper Jaffray was instructed to communicate to the public company, that the final transaction price would have to be at or above the high end of the range set forth in the public company’s proposal. On June 20, 2003, the Company entered into a 35-day exclusive negotiation period with the public company.

     During this exclusivity period, our management, Piper Jaffray and Skadden Arps negotiated with representatives of the public company concerning the terms of a draft merger agreement. However, on July 21, 2003, the public company notified Piper Jaffray that it was no longer interested in acquiring the Company. This was reported at a meeting of our board of directors on July 22, 2003, at which representatives of Piper Jaffray and Skadden Arps were present. Management noted that the California-based private equity firm had again contacted the Company to re-affirm its interest in pursuing an acquisition of the Company for cash on substantially the terms set forth in the proposal it previously submitted. Also at this meeting, a Company director briefly discussed with the board a private company engaged in customer-support services that he believed could be a strategic fit for the Company’s business and that might be interested in exploring a strategic transaction with the Company. At this meeting, the board also discussed the possible impact that a significant cash distribution to the Company’s stockholders might have on the interest that certain entities had shown in engaging in a possible transaction with the Company, and concluded that the impact was unlikely to be significant and might actually attract the interest of additional parties. Following this discussion, the board directed Skadden Arps to prepare materials for discussion at the next meeting of the board that would describe the procedure for, and various legal matters associated with, the declaration and payment of a substantial cash distribution to stockholders. The board further directed management to prepare an analysis for discussion at the next meeting of the board that would assist the board in determining the amount of cash available for a possible distribution. The board also directed Piper Jaffray and our management to continue to pursue a possible transaction with the California-based private equity firm and the private company engaged in customer-support services.

     On July 31, 2003, the board of directors met with management, representatives of Skadden Arps, a representative of Hale & Dorr LLP (the Company’s counsel related to the pending shareholder litigation), and a representative of Christoffel and Elliott, P.A., (the Company’s real estate counsel) to consider a possible special cash distribution to the Company’s stockholders as well as a significant workforce reduction. After full discussion, the board directed management to schedule an additional special meeting of the board to continue consideration of and take action with respect to a possible cash dividend to the Company’s stockholders, a significant work force reduction and related matters.

     On August 5, 2003, the board met again, together with management, representatives of Piper Jaffray and Skadden Arps. At this meeting, the board (i) authorized and directed management to effect a reduction in the Company’s workforce to approximately 10 employees, which was determined to be the minimum number necessary to serve customers, preserve the value of our intellectual property and administer our limited ongoing business affairs; (ii) determined that in the near term management should continue to operate the Company’s business on this scaled-back basis, and that it should seek to settle or otherwise resolve, as soon and to the extent reasonably practicable, its existing obligations and liabilities, while continuing to explore asset sale transactions or the sale of the Company in its entirety, with a view to resolving the Company’s future and providing maximum additional value to our stockholders; and (iii) declared a cash distribution of $1.50 per share, or an aggregate of approximately $42.2 million, payable on September 2, 2003, to stockholders of record as of August 18, 2003. Also at this meeting, as part of the workforce reduction, the board of directors terminated the Company’s employment agreement with Donald Peterson, the Company’s Chief Executive Officer and President and appointed Thomas Donnelly as its President. Mr. Peterson resigned from the board of directors, effective August 6, 2003.

     On August 21, 2003, the board met, together with management and representatives of Skadden Arps and Piper Jaffray, to discuss the status of potential acquisition transactions. A representative from Piper Jaffray stated that, following the announcement of the $1.50 per share cash distribution, Piper Jaffray had contacted certain of the parties that had expressed an interest in engaging in a possible strategic transaction with the Company and had asked them to revise their proposals. Piper Jaffray received three revised proposals that were reviewed with the board. Following discussion of these proposals, the board authorized the Company to enter into a letter of intent with the private company engaged in customer support services on terms substantially similar to those contained in their proposal, provided the private company agreed that the definitive agreement (i) would not include a financing condition, (ii) would contain fewer conditions to closing than would be customary in similar transactions and (iii) would structure the transaction as a tender offer followed by a merger. On August 25, 2003, the Company entered into a letter of intent with the private company that contemplated a cash acquisition of the Company at a proposed price of $.35 per share and provided for a ten-day exclusive negotiation period. On September 5, 2003, this ten-day period was extended until September 10, 2003.

     From approximately the end of August 2003 through September 18, 2003, Piper Jaffray, Skadden Arps and our management negotiated with representatives of the private company the terms of a draft merger agreement.

     On September 12, 2003, we announced that we had settled our remaining obligations under our leases for our office facilities in Edina, Minnesota, Roseland, New Jersey and Austin, Texas for an aggregate cash payment of approximately $5.4 million, which cancelled approximately $21.7 million of the gross obligation, and approximately $9.6 million of the obligations net of anticipated sublease income, under such leases when measured from June 30, 2003. This resulted in a one-time charge of approximately $625,000 during the quarter ended September 30, 2003, as the balance of the approximate $5.4 million settlement was previously accrued on our June 30, 2003 balance sheet. This settlement had a significant positive impact on management’s estimate of potential cash distributions to stockholders in the event of liquidation, increasing the projected range from $0.19 - $0.31 to $0.32 - $0.37 per share.

     On September 19, 2003, the board of directors met with management, representatives of Skadden Arps and representatives of Piper Jaffray to discuss the potential strategic transaction with the private company engaged in customer support services. Management reported that, in light of the improved estimated liquidation value range resulting principally from the real estate settlement, the Company had attempted, without success, to obtain an increase in the $.35 per share price proposed by the private company. Management also reported that it was concerned that the acquisition loan which the private company had represented would be available from its existing bank lender to finance the transaction, and which was a key factor in the decision to proceed with the private company, appeared less certain, noting that the draft bank commitment letter which the private company had previously provided had not been finalized and the private company had indicated that various terms requested by the bank lender would not be acceptable to the private company. It was also noted that, compared to the private company’s offer of $0.35 per share, since September 3, 2003, the closing price for the Company’s stock had ranged between $0.39 and $0.52 per share, and that the volume of shares traded exceeded the number of our outstanding shares. Because of this, the board of directors believed that there was a significant risk that the requirement for closing the tender offer that a majority of outstanding shares be tendered might not be met, and that the timing advantage of a two-step transaction, which would allow the acquisition to be completed in approximately one month if at least 90% of the outstanding shares were tendered, would not be realized. Finally, Management indicated that, based on its ongoing discussions and negotiations with the private company’s chief financial officer, in addition to the financing and the other closing risks, the private company had serious concerns concerning the Company’s contingent liabilities, and appeared to no longer be committed to the transaction.

     In view of these factors, and the considerable expenses associated with continuing to negotiate and pursue a transaction with the private company, the board of directors decided to cease negotiations with the private company and directed Piper Jaffray to resume discussions with several other parties which had recently expressed an interest in a possible transaction, including possibly purchasing some or all of the company’s intellectual property assets.

     On October 21, 2003, the board of directors met with management, representatives of Skadden Arps and a representative of Piper Jaffray to consider the Company’s alternatives, including adopting the plan of liquidation. The board was briefed on discussions with several parties which had indicated potential interest in acquiring the entire Company, including an oral proposal from a representative of the California-based private equity firm. After discussion, it was determined that, based on management’s then current estimate of a range of liquidation values of from $.33 to $.41 per share, none of these proposals appeared to be more favorable than liquidation. At this meeting, the representative of Piper Jaffray reviewed briefly the lengthy process it had undertaken on behalf of the Company to identify prospective purchasers and complete an acquisition of the Company. He noted that over the course of this process, and based on recent discussions with various industry participants, there was little interest from potential strategic purchasers in acquiring the Company due to a number of factors, including the continued unfavorable industry conditions, the limited market opportunity for the Company’s products and perceived alternatives to the Company’s products, including internal development. Also at this meeting, management reviewed with the board management’s updated estimate that liquidation could result in cash distributions to stockholders ranging from $0.33 to $0.41 per share, noting that the increase in the range was based on negotiations with, and a preliminary proposal submitted by, a potential purchaser of the Company’s intellectual property assets. After further discussion, our board of directors determined that liquidation and dissolution of the Company in accordance with the plan of liquidation would provide the maximum value reasonably available to stockholders and adopted the plan of liquidation. The board also instructed management to continue to pursue the purchase or license of some or all of the Company’s intellectual property and related assets with various parties that had expressed a serious interest, and to bring to the board’s attention other potentially viable alternative transaction proposals which the Company received, including proposals for the acquisition of the entire Company or all or substantially all its assets.

     On October 31, 2003, Piper Jaffray terminated its engagement as the Company’s financial advisor. As a result, the transaction fee which would have been payable to Piper Jaffray upon an acquisition of a majority equity interest in the Company or an acquisition of all or substantially all the Company’s assets and assumption of all or substantially all of the Company’s liabilities will not be payable upon such an acquisition or in connection with any other transaction involving the Company.

Conclusion of the Board of Directors

     In arriving at its decision to adopt the plan of liquidation, our board considered a number of factors, including the future prospects of our business and alternatives to liquidation. Prior to the meeting on October 21, 2003, our board was informed continuously of our business affairs and financial condition, and at numerous meetings considered alternatives and strategies with a view to achieving the maximum value for stockholders. Based on our deteriorating financial performance, the advice of Piper Jaffray, the value attributed to our operating business by potential merger partners, and our board’s own assessment of our future prospects, our board determined that it would not be advisable or in the best interest of our stockholders to continue to operate on an independent basis for the long term. Despite devoting substantial time, effort and resources, we have not been successful in identifying a buyer or strategic partner willing to firmly commit to acquire the Company on financial and other terms which our board viewed as reasonably likely to provide greater value to our stockholders than the complete liquidation and dissolution of the Company in accordance with the plan of liquidation. Our board determined that liquidation and dissolution of the Company in accordance with the plan of liquidation will minimize further erosion of stockholder value from continued net losses, and that liquidating distributions pursuant to the plan, including possible distributions of potential cash proceeds from sales, licenses or other dispositions of the Company’s intellectual property and other assets, will provide the maximum value reasonably available to stockholders.

     Although our board of directors has adopted the plan of liquidation and has recommended its approval and adoption by stockholders, the board will continue to consider and evaluate, consistent with its efforts to maximize stockholder value, viable alternative transaction proposals which it may receive and which it determines are reasonably likely to achieve higher returns to stockholders than liquidation and dissolution in accordance with the plan of liquidation, including proposals for the acquisition of the entire Company or all or substantially all its assets.

LIQUIDATION PROCEEDS

     At this time, we cannot predict the amount of any liquidating distributions to our stockholders, which could be made over a substantial period of time. As of September 30, 2003, we had approximately $12.2 million in cash, and expect to use cash of up to $1.0 million to satisfy liabilities on our unaudited balance sheet at September 30, 2003. In addition to converting our remaining assets to cash, pursuing any claims we may have against third parties and satisfying the liabilities currently on our balance sheet, we anticipate using cash in the next several months for a number of items, including but not limited to:

•	ongoing operating expenses, including legal and accounting fees and expenses and insurance costs, estimated to be at least $1.0 million;

•	employee severance, retention and performance bonus costs estimated to be up to $512,500; and

•	other costs, including costs incurred to pay or settle obligations under existing leases and costs of satisfying customer obligations, estimated to be up to $500,000.

     In addition, we may incur additional liabilities arising out of contingent claims, such as the shareholder class action suits that are not yet reflected as liabilities on our balance sheet. We are unable at this time to predict what amount, if any, may be paid on these contingent claims. We are unable at this time to predict the precise nature, amount and timing of any distributions, due in part to our inability to predict the net value of our non-cash assets and the ultimate amount of our liabilities, many of which have not been settled. The sale of our non-cash assets could yield less than we expect, we may incur additional liabilities or the settlement of our existing liabilities could cost more than we anticipate, any of which could result in a substantially lower distribution to our stockholders.

     The amount per share that stockholders will receive in the liquidation will also depend on the total number of shares outstanding at the time liquidating distributions are made. At the close of business on November 13, 2003, there were [28,140,781] shares of common stock outstanding. The number of shares outstanding will increase to the extent that option holders exercise their options. The following table sets forth the number of options at specified exercise prices outstanding at November 10, 2003 and which we expect will be vested prior to December 24, 2003, the date on or about which, if the plan of liquidation is approved and adopted by our stockholders, we expect to file a certificate of dissolution and close our stock transfer books. [In addition, as of November 4, 2003 there were [1,916,662] options outstanding with an exercise price of $.36 per share which, if not exercised on or prior to November 6, 2003, will expire on that date.]

Range Of	Expected Vested Options
Exercise Prices	as of December 24, 2003

$0.22 — $0.25	273,967
$0.30 — $0.30	117,948
$0.35 — $0.35	98,709
$0.37 — $0.37	98,709
$2.87 — $50.00	258,617

Total	847,950

     The methods used by our board of directors and management in estimating the value of our non-cash assets and amounts which may be distributed to our stockholders pursuant to the plan of liquidation, are inexact and may not approximate values actually realized or amounts actually available for distribution.

     No assurance can be given that any amounts to be received by our stockholders in liquidation will result in greater returns to stockholders than our continuing to operate our business or through a business combination or other transaction with a third party or that the per share amount of liquidating distributions will equal or exceed the per share price or prices at which the common stock has recently traded or may trade in the future.

INTERESTS OF DIRECTORS AND OFFICERS IN THE PLAN OF LIQUIDATION

     In considering our board of directors’ recommendation to approve the plan of liquidation, you should be aware that some of our officers have interests that may be different from or in addition to your interests as a stockholder.

     Our three remaining officers, Thomas M. Donnelly, President and Chief Financial Officer, James. S. Hanlon, Vice President — Engineering and Teresa J. Dery, Corporate Counsel and Secretary are eligible to receive severance payments of $225,000, $37,500, and $25,000 respectively. In addition to his severance payment, Mr. Donnelly will receive a retention payment of $112,500 if he is employed through December 31,2003, or terminated without cause prior to that date. He is also eligible to receive a performance bonus up to a maximum of $112,500 (50% of base salary) payable in the sole discretion of the board of directors or the compensation committee based on Mr. Donnelly’s performance in 2003, particularly relating to any significant steps taken toward realizing additional value for our stockholders. Under the terms of Mr. Donnelly’s loan agreement with the Company, the remaining $86,000 in principal amount of Mr. Donnelly’s loan from the Company will be automatically forgiven if he remains employed with the Company through April 4, 2004, or if his employment with the Company is terminated without cause prior to such date.

THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

Dissolution Under Delaware Law

     Section 275 of the Delaware General Corporation Law, or the DGCL, provides in part that a corporation may dissolve upon a majority vote of the board of directors of the corporation followed by a majority vote of all stockholders entitled to vote. Following such approval, the dissolution is effected by filing a certificate of dissolution with the Secretary of State of the State of Delaware. Once a corporation is dissolved, its existence is automatically continued for a term of three years, but solely for the purpose of winding up its business. The process of winding up includes:

•	prosecuting, defending and/or settling lawsuits;

•	taking such actions as may be necessary to preserve the value of our assets;

•	selling or otherwise disposing of any property and assets;

•	terminating or assigning any of our remaining commercial agreements, relationships or outstanding obligations;

•	discharging our known liabilities, and establishing a contingency reserve for payment of other liabilities (including contingent liabilities) and expenses; and

•	preparing to make, and making, distributions to our stockholders in accordance with the plan of liquidation.

If any action, suit or proceeding is commenced by or against the Company before or within the winding up period and is not finally resolved within the three-year winding up period, the Company will, solely for the purpose of such action, suit or proceeding, automatically continue to exist beyond the three-year period until any judgments, orders or decrees are fully executed.

Description of the Plan of Liquidation

     The plan of liquidation provides that the Company will be dissolved in accordance with the DGCL and will continue its activities thereafter solely for the purposes of preserving the value of its assets, winding up its affairs, paying its debts and distributing the balance of its assets to its stockholders.

     The Company is authorized to sell, license or otherwise dispose of all of its assets to the extent and at such times and for such consideration as the board of directors deems in the best interests of the Company and its stockholders. No further vote of stockholders is required in connection with the sale of assets. The Company will collect accounts receivable and other debts and claims owing to the Company to the extent feasible and cost efficient.

     The plan of liquidation requires the Company to pay, or make reasonable provision to pay, all debts and obligations which are known to the Company, and to make such provision as will be reasonably likely to be sufficient to satisfy claims against the Company pursuant to existing lawsuits. We also must reserve funds which are reasonably likely to be sufficient to pay for claims not presently known to us but that, based on facts known to us, are likely to arise or become known within ten years after the date of dissolution.

     Any assets remaining after payment of claims and making the provisions for known and unknown contingent claims as set forth above will be distributed to the stockholders in proportion to their share holdings. Such distributions may occur in a single distribution or in series of distributions in such amounts and at such times as the board of directors, or if a liquidating trust is utilized as described below, the trustee or trustees of the trust determine.

     The plan of liquidation provides that the board of directors may at any time transfer the Company’s assets and liabilities to a liquidating trust which would then have responsibility for disposing assets, paying claims, and making distributions to stockholders. The board would appoint a trustee or trustees, which could be an officer or director of the Company. In the event of a transfer of assets to a liquidating trust, we would distribute, pro rata to our stockholders, beneficial interests in the trust. It is anticipated that such interests would not be transferable. Although the recipients of such interests would be treated for United States federal tax purposes as having received their pro rata share of property transferred to the liquidating trust and having contributed such property to the liquidating trust and will thereafter take into account for United States federal tax purposes their allocable portion of any income, gain or loss realized by the trust, the recipients of interests will not receive the value thereof unless and until the trust distributes cash or other assets to them.

     Under Delaware law, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or should such contingency reserve and the assets held by the liquidating trust be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the payment to creditors of such stockholder’s pro rata share of such excess, limited to the amounts theretofore received by such stockholder from us or from the liquidating trust in connection with the liquidation, possibly including the dividend paid in September 2003.

     We will continue to indemnify our officers, directors and employees in accordance with our amended and restated certificate of incorporation and bylaws and any contractual arrangements that currently exist with respect to acts or omissions of such persons in connection with the adoption and implementation of the plan of liquidation.

     The board of directors may amend the plan of liquidation after its adoption by stockholders to the extent permitted under the DGCL; provided, however, that the plan will not be amended under circumstances that would require additional stockholder approval under the DGCL or federal securities laws without complying with the DGCL or the federal securities laws, as applicable.

Reporting Requirements

     Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, which requires that we, and our officers and directors with respect to Section 16 of that Act, comply with certain public reporting and proxy statement requirements thereunder. Compliance with these requirements is costly and time-consuming. Termination of such registration may occur following our certification to the Securities and Exchange Commission that there are fewer than 300 record holders of our common stock. As of November 13, 2003, there were      record holders of our common stock. We anticipate that, if the plan of liquidation is authorized and approved, in order to curtail expenses, and assuming that at that time we continue to have fewer than 300 record holders of our common stock, we will, after filing a certificate of dissolution, file with the SEC a Form 15 in order to terminate the registration of our common stock under the Securities Exchange Act of 1934. Such termination will be effective ninety (90) days after our filing of a Form 15. During such ninety (90) day period our obligation to file periodic reports on Form 10-Q and 10-K and current reports on Form 8-K will be suspended. However, we anticipate that we would continue to file with the SEC current reports on Form 8-K to disclose material events relating to our liquidation and dissolution, until the effectiveness of the termination of the registration of our common stock under the Securities Exchange Act of 1934.

Certain Contingent Liabilities

     On November 2, 2001, Timothy J. Fox filed a purported class action lawsuit against us, FleetBoston Robertson Stephens, Inc., the lead underwriter of our April 1999 initial public offering, several other underwriters who participated in our initial public offering, Steven J. Snyder, our then president and chief executive officer, and Thomas M. Donnelly, our then chief financial officer. The lawsuit was filed in the United States District Court for the Southern District of New York and has been assigned to the judge who is also the pretrial coordinating judge for substantially similar lawsuits involving more than 300 other issuers. An amended class action complaint, captioned In re Net Perceptions, Inc. Initial Public Offering Securities Litigation, 01 Cit. 9675 (SAS), was filed on April 22, 2002, expanding the basis for the action to include allegations relating to our March 2000 follow-on public offering in addition to those relating to our initial public offering.

     The amended complaint generally alleges that the defendants violated federal securities laws by not disclosing certain actions taken by the underwriter defendants in connection with our initial public offering and our follow-on public offering. The amended complaint alleges specifically that the underwriter defendants, with our direct participation and agreement and without disclosure thereof, conspired to and did raise and increase their underwriters’ compensation and the market prices of our common stock following our initial public offering and in our follow-on public offering by requiring their customers, in exchange for receiving allocations of shares of our common stock sold in our initial public offering, to pay excessive commissions on transactions in other securities, to purchase additional shares of our common stock in the initial public offering aftermarket at pre-determined prices above the initial public offering price, and to purchase shares of our common stock in our follow-on public offering. The amended complaint seeks unspecified monetary damages and certification of a plaintiff class consisting of all persons who acquired our common stock between April 22, 1999, through December 6, 2000. The plaintiffs have since agreed to dismiss the claims against Mr. Snyder and Mr. Donnelly without prejudice, in return for their agreement to toll any statute of limitations applicable to those claims; and those claims have been dismissed without prejudice. On July 15, 2002, all of the issuer defendants filed a joint motion to dismiss the plaintiffs’ claims in all of the related cases. On February 19, 2003, the Court ruled against the Company on this motion.

     A special committee of our Board of Directors has authorized the Company to negotiate a settlement of the pending claims substantially consistent with a memorandum of understanding negotiated among class plaintiffs, issuer defendants and their insurers. Any such settlement would be subject to approval by the Court.

     We believe that the allegations against the Company are without merit. However, as this litigation is in an initial stage, we are unable to predict its outcome or its ultimate effect, if any, on our financial condition. The existence of these claims could delay the making of any distributions to our stockholders or reduce the amount available for distribution in connection with the proposed plan of liquidation.

     On October 29, 2003, a class action lawsuit was filed against the Company, its current directors and unnamed defendants in the District Court, Fourth Judicial District, of the State Of Minnesota, County of Hennepin captioned Don Blakstad, on Behalf of Himself and All others Similarly Situated, vs. Net Perceptions, Inc., John F. Kennedy, Ann L. Winblad, John T. Riedl and Does 1-25, inclusive, File No. 03-17820. The complaint alleges, among other things, that defendants breached their fiduciary duties of loyalty, due care, independence, good faith and fair dealing and seeks to enjoin the proposed liquidation of the Company and to recover reasonable attorneys’ and experts’ fees. Defendants believe that the claims in the lawsuit are without merit and intend to vigorously defend them. Any costs and expenses paid by the Company in connection with, or as a result of, this lawsuit are not included in the estimated costs of winding down the business disclosed elsewhere in this proxy statement and will reduce the ultimate amount paid to stockholders in connection with the liquidation.

Final Record Date

     We intend to close our stock transfer books and discontinue recording transfers of shares of common stock on the final record date, which we expect will be the date we file the certificate of dissolution, and thereafter certificates representing shares of common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the final record date, we will not issue any new stock certificates other than replacement certificates. All liquidating distributions from us or a liquidating trust after the final record date will be made to stockholders according to their holdings of capital stock as of the final record date. Subsequent to the final record date, we may at our election require stockholders to surrender certificates representing their shares of our capital stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for those stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing the capital stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Stock Options

     Stock options will not vest as a result of the dissolution and liquidation. Exercisable options must be exercised prior to the final record date, and all options will terminate on the final record date. (See page 36 for the number of options held by directors and executive officers.)

ABSENCE OF APPRAISAL RIGHTS

     Under Delaware law, our stockholders are not entitled to appraisal rights for their shares of common stock in connection with the transactions contemplated by the plan of liquidation.

REGULATORY APPROVALS

     Except for the requirements of Delaware law and the Securities Exchange Act of 1934, as amended, no other federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation and dissolution of the Company in accordance with the plan of liquidation.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a general summary of certain United States federal income tax consequences to our stockholders that are anticipated to result from our dissolution and liquidation. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of investors subject to special treatment under the federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, foreign persons and persons who acquired their stock upon the exercise of employee stock options or otherwise as compensation). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, rulings of the Internal Revenue Service, or IRS, and judicial decisions now in effect, all of which are subject to change at any time, possibly with retroactive effect. Distributions pursuant to the plan of liquidation may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions.

     The following discussion has no binding effect on the IRS or the courts and assumes that we will liquidate in accordance with the plan of liquidation in all material respects. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the plan of liquidation, and we will not seek an opinion of counsel with respect to such anticipated tax treatment.

     As a result of our liquidation, as described in more detail below, for federal income tax purposes, stockholders generally will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them and the aggregate fair market value, at the time of distribution, of any property distributed to them (including transfers of assets to a liquidating trust), and (ii) their tax basis for their shares of our capital stock.

     A stockholder’s gain or loss will be computed on a “per share” basis. We may make more than one liquidating distribution, each of which will be allocated proportionately to each share of stock owned by a stockholder. The value of each liquidating distribution will be applied against and reduce a stockholder’s tax basis in his or her shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate amount of cash and value of that distribution and prior liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. Any loss generally may be recognized only when the final distribution from us has been received and then only if the amount of cash and aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss, provided the shares are held as capital assets, and will be long term capital gain or loss if the stockholder’s holding period for the shares exceeds one year. If it were to be determined that distributions made pursuant to the plan of liquidation were not liquidating distributions, the result could be treatment of distributions as dividends taxable at ordinary income rates if we were to have any current or accumulated earnings and profits for federal income tax purposes (which we do not expect to have).

     Upon any distribution of property, the stockholder’s tax basis in such property immediately after the distribution will be its fair market value at the time of distribution. The gain or loss realized upon the stockholder’s future sale of that property will be measured by the difference between the stockholder’s tax basis in the property at the time of such sale and the amount realized from such sale.

     After the close of each taxable year, we will provide stockholders and the IRS with a statement of the amount of cash distributed to stockholders and, if applicable, our best estimate as to the value of any property distributed to them during that year. There is no assurance that the IRS will not challenge that valuation. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed.

     It is possible that we will have liabilities not fully covered by our contingency reserve for which the stockholders will be liable up to the extent of any liquidating distributions they have received. (See “Contingent Liabilities; Contingency Reserve; Liquidating Trust”). This liability could require a stockholder to satisfy a portion of this liability out of prior liquidating distributions received from us and a liquidating trust. Payments by stockholders in satisfaction of these liabilities generally would produce a capital loss, which, in the hands of individual stockholders, could not be carried back to prior years to offset any capital gains recognized from liquidating distributions in those years.

Liquidating Trust

     If we transfer assets to a liquidating trust, a stockholder generally should be treated for federal income tax purposes as having received a pro rata share of the property transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject, and having contributed such assets and liabilities to the liquidating trust. Our transfer of assets to a liquidating trust will cause a stockholder to be treated in the same manner for federal income tax purposes as if the stockholder had received a distribution directly from us. The liquidating trust should not be subject to federal income tax, assuming that it is treated as a liquidating trust for federal income tax purposes. After formation of the liquidating trust, a stockholder must take into account for federal income tax purposes the stockholder’s allocable portion of any income, gain or loss recognized by the liquidating trust. As a result of our transfer of assets to the liquidating trust and the ongoing operations of the liquidating trust, stockholders may be subject to tax, whether or not they have received any actual distributions from the liquidating trust with which to pay such tax. There can be no assurance that the liquidating trust described in the plan of liquidation will be treated as a liquidating trust for federal income tax purposes.

The foregoing summary of United States federal income tax consequences is included for general information only and does not constitute legal advice to any stockholder. The tax consequences of the plan may vary depending upon the particular circumstances of each stockholder. Each stockholder should consult its tax advisor regarding the federal income tax consequences of the plan as well as any state, local, and foreign tax consequences.

VOTE REQUIRED AND BOARD RECOMMENDATION

     Approval and adoption of the plan of liquidation requires the affirmative vote of the holders of a majority of the outstanding shares of common stock. Members of our board of directors and our executive officers who held as of October 22, 2003 an aggregate of 1,683,790 shares of common stock (approximately 6% of the outstanding shares of common stock as of October 22, 2003) have indicated that they will vote all of their shares in favor of the proposal.

     Our board of directors believes that the plan of liquidation is in the best interests of our stockholders and recommends a vote for this proposal. It is intended that shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

	Year Ended December 31,

	2002	2001	2000	1999	1998

		(in thousands, except per share amounts)
Statement of Operations Data
Total revenues	$5,244	$10,514	$37,429	$15,330	$4,497
Net loss	(16,734)	(123,798)	(53,547)	(12,039)	(4,968)
Basic and diluted net loss Per share	(0.61)	(4.59)	(2.12)	(0.78)	(1.40)
Balance Sheet Data
Cash, cash equivalents and short-term investments	62,959	73,605	68,880	36,854	972
Total assets	65,796	88,878	211,834	58,748	5,637
Long-term liabilities, net of current portion	510	577	1,951	707	538
Redeemable preferred Stock	—	—	—	—	650
Total Stockholders’ equity	$58,342	$75,407	$198,518	$48,388	$421

          During the years 1998 through 2002, the Company did not pay any cash dividends.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 2003, except as otherwise noted, by:

•	each person who is known by us to beneficially own more than five percent of the outstanding shares of common stock;

•	each of our directors and each executive officer; and

•	all of our directors and executive officers as a group.

     This information is based upon information received from or on behalf of the individuals or entities named below, except as otherwise noted.

     We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Net Perceptions, Inc., 7700 France Avenue South, Edina, Minnesota 55435. Except as indicated in the footnotes below, we believe, based on information furnished or otherwise available to us, that each person or entity named in the table has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to applicable community property laws. The percentage of beneficial ownership set forth below is based upon 28,140,781 shares of common stock outstanding as of the close of business on September 30, 2003. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock that are subject to options held by that person that are currently exercisable or exercisable within 60 days of September 30, 2003, were deemed outstanding. These shares were not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

		Number of
	Number of	Shares subject
Name and Address of Beneficial Owner	Shares	to Options (1)	Percent

S. Muoio & Co., LLC
509 Madison Ave., Suite 406
New York, NY 10022	3,695,412		13.13%
Austin W. Marxe, & David M. Greenhouse
153 East 53rd St., 51st Floor
New York, NY 10022	2,648,000		9.41
John F. Kennedy	65,000	65,806	*
Ann L. Winblad	311,204	218,388	1.88
John T. Riedl (2)	915,704	32,903	3.37
William Lansing (3)	112,000	62,903	*
Donald C . Peterson (4)	0	1,916,662	6.81
Thomas M. Donnelly	303,951	204,918	1.81
James S. Hanlon (5)	81,840	75,568	*
Teresa J. Dery	6,091	6,596	*
E. Lee Gerdes (6)	0	0	0
All directors and executive officers as a group (nine persons)	1,795,790	2,583,744	15.56%

*	Indicates less than 1% of the total number of outstanding shares of Common Stock.

(1)	Reflects the number of shares issuable upon the exercise of options exercisable within 60 days of September 30, 2003.

(2)	Includes 359,043 shares held by a revocable trust of which Mr. Reidl is sole trustee, 78,375 shares held in three irrevocable trusts of which Mr. Reidl and his spouse are the trustees and 463,286 shares held by a revocable trust of which Mr. Reidl’s spouse is the sole trustee.

(3)	Mr. Lansing resigned from the board of directors on August 22, 2003. His address is 228 Hamilton Ave., Palo Alto, CA 94301.

(4)	Mr. Peterson’s employment with the Company terminated on August 5, 2003, and his options expire on November 6, 2003. Prior to this date, Mr. Peterson served as President and Chief Executive Officer. Mr. Peterson also resigned as a Director on August 6, 2003. His address is 2990 Sussex Road, Orono, MN 55356.

(5)	Includes 2,033 shares held jointly by Mr. Hanlon and his spouse and 1,107 shares held by Mr. Hanlon’s spouse.

(6)	Mr. Gerdes’s employment with the Company terminated on June 13, 2003. Prior to this date, Mr. Gerdes served as Vice President of Solutions.

OTHER MATTERS

Class Action Lawsuit

     On October 29, 2003, a class action lawsuit was filed against the Company, its current directors and unnamed defendants in the District Court, Fourth Judicial District, of the State Of Minnesota, County of Hennepin captioned Don Blakstad, on Behalf of Himself and All others Similarly Situated, vs. Net Perceptions, Inc., John F. Kennedy, Ann L. Winblad, John T. Riedl and Does 1-25, inclusive, File No. 03-17820. The complaint alleges, among other things, that defendants breached their fiduciary duties of loyalty, due care, independence, good faith and fair dealing and seeks to enjoin the proposed liquidation of the Company and to recover reasonable attorneys’ and experts’ fees. Defendants believe that the claims in the lawsuit are without merit and intend to vigorously defend them. Any costs and expenses paid by the Company in connection with, or as a result of, this lawsuit are not included in the estimated costs of winding down the business disclosed elsewhere in this proxy statement and will reduce the ultimate amount paid to stockholders in connection with the liquidation.

Proxy Solicitation

     In addition to solicitation by mail, the directors and employees of the Company may solicit proxies from stockholders by telephone or other electronic means or in person. Any director or employee of the Company who solicits proxies will not receive additional compensation for such services.

Delivery of Proxy Materials and Annual Report to Households

     The Securities and Exchange Commission has implemented a rule permitting companies and brokers, banks or other intermediaries to deliver a single copy of a proxy statement to households at which two or more beneficial owners reside. This method of delivery, which eliminates duplicate mailings, is referred to as “householding.” Beneficial owners sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of this proxy statement.

     If you hold your shares in your own name as a holder of record, householding will not apply to your shares.

     Beneficial owners who reside at a shared address at which a single copy of this proxy statement is delivered may obtain a separate proxy statement without charge by sending a written request to: Net Perceptions, Inc., 7700 France Avenue South, Edina, Minnesota 55435, Attention: Investor Relations, or by calling the Company at (952) 842-5000. The Company will promptly deliver a proxy statement upon request.

     Not all brokers, banks or other intermediaries may offer the opportunity to permit beneficial owners to participate in householding. If you want to participate in householding and eliminate duplicate mailings in the future, you must contact your broker, bank or other intermediary directly. Alternately, if you want to revoke your consent to householding and receive separate annual reports and proxy statements for each beneficial owner sharing your address, you must contact your broker, bank or other intermediary to revoke your consent.

Stockholder Proposals for the 2004 Annual Meeting of Stockholders if the Plan of Liquidation is Not Approved and Adopted

     We expect that our 2004 Annual Meeting of Stockholders will be held only if the plan of liquidation is not approved. Under the rules and regulations of the Securities and Exchange Commission, stockholder proposals intended to be presented in our proxy statement and form of proxy for our 2004 Annual Meeting of stockholders, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must be received at the principal executive offices of the Company no later than December 31, 2003, in order to be considered for inclusion in the Company’s proxy statement for that meeting and must otherwise satisfy the conditions established by the Securities and Exchange Commission.

     In accordance with our amended and restated bylaws, proposals of stockholders intended for presentation at the 2004 Annual Meeting of stockholders (but not intended to be included in the Company’s proxy statement for that meeting) may be made by a stockholder of record who has given written notice of the proposal to the Secretary of the Company at our principal executive offices not earlier than January 30, 2004, and no later than February 29, 2004. The notice must contain information as specified in our amended and restated bylaws. Any such proposal received after February 29, 2004, will be considered untimely for purposes of Rule 14a-4(c)(1), and the proxies designated by the Company for such meeting will have discretionary authority to vote with respect to any such proposal.

     All notices of proposals by stockholders, whether or not intended for inclusion in Net Perceptions’ proxy materials, should be sent to Net Perceptions, Inc., 7700 France Avenue South, Edina, MN 55317, Attention: Secretary.

Where You Can Find More Information

     We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that we file at the commission’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the commission at http://www.sec.gov. Reports, proxy statements, and other information concerning us also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

     We encourage stockholders to attend the special meeting. Whether or not you plan to attend, we urge you to complete, date, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Stockholders who attend the meeting may vote their stock personally even though they have sent in their proxies.

By Order of the Board of Directors,
/s/ TERESA J. DERY
Teresa J. Dery
Secretary

EXHIBIT A

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

OF

NET PERCEPTIONS, INC.

THIS PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION (THE “PLAN”) PROVIDES FOR THE COMPLETE LIQUIDATION AND DISSOLUTION OF NET PERCEPTIONS, INC., A DELAWARE CORPORATION (THE “CORPORATION”), IN ACCORDANCE WITH THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE (THE “DGCL”) AND SECTION 331 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

          1.     The board of directors of the Corporation (the “Board”) has adopted the Plan and shall call a meeting of the holders of the Corporation’s common stock to approve and adopt the Plan. Upon the approval and adoption of the Plan by the holders of a majority of the Corporation’s outstanding common stock entitled to vote on a dissolution pursuant to Section 275 of the DGCL (the date and time of such approval and adoption being referred to as the “Adoption Date”), the Plan shall constitute the approved and adopted Plan as of the Adoption Date.

          2.     The Corporation shall be formally dissolved at the appropriate time in accordance with the DGCL.

          3.     Pursuant to the Plan, the Corporation shall cease to be a going concern at the earliest practical date, and shall continue its activities thereafter merely for the purposes of preserving the value of its assets, winding up its affairs, paying its debts and distributing the balance of its assets to its stockholders.

4. (a) The Corporation shall sell, exchange, transfer, lease, license or otherwise dispose of all of its property and assets, to the extent and at such time(s), for such consideration (which may consist in whole or in part of forgiveness of obligations of the Corporation, money or other property), and upon such other terms and conditions, as the Board deems expedient and in the best interests of the Corporation and its stockholders, without any further vote or action by the Corporation’s stockholders. Following adoption of the Plan by the Board, the Corporation shall be authorized to take appropriate actions with a view towards consummating as soon as possible one or more of the transactions referred to in this paragraph 4(a), in an effort to attain the highest value for its properties and assets and maximize value for the Corporation’s stockholders. The Corporation’s properties and assets may be sold, exchanged, transferred, leased, licensed or otherwise disposed of in bulk to one person or entity or to a small number of persons or entities or on a piecemeal basis to numerous persons or entities. The Corporation will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with this liquidation process. As part of the liquidation of its property and assets, the Corporation shall collect, or make provision for the collection of, all accounts receivable, debts and claims owing to the Corporation to the extent feasible and cost efficient.

(b) Approval and adoption of the Plan by the Corporation’s stockholders shall constitute approval by the stockholders of any sale, exchange, transfer, lease, license or other disposition in liquidation of the property and assets of the Corporation, whether such sale, exchange, transfer, lease, license or other disposition occurs in one transaction or a series of transactions, and shall also constitute ratification of (i) all contracts and any related instruments for the sale, exchange, transfer, lease, license or other disposition of any of the Corporation’s property or assets which are conditioned on approval and adoption of the Plan by the Corporation’s stockholders and (ii) all actions previously or thereafter taken by any director, officer, employee or agent of the Corporation, including without limitation the incurrence and payment by the Corporation of related fees, costs and expenses, to facilitate or cause or permit the Corporation to enter into any such contract or other instrument.

          5.     After the Adoption Date, the officers of the Corporation shall, at such time as the Board, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from Delaware taxing authorities and, upon obtaining such certificates and paying such taxes as may be owing, the Corporation shall file with the Secretary of State of the State of Delaware a Certificate of Dissolution in accordance with Sections 275(d) and 103 of the DGCL.

          6.     (a)(i) the Corporation shall:

(A) pay, or make reasonable provision to pay, all claims and obligations, including all contingent, conditional, or unmatured contractual claims, and all expenses relating to the sale of the Corporation’s assets and the liquidation and dissolution of the Corporation (collectively, “Claims”) known to the Corporation;

(B) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Corporation which is the subject of a pending action, suit or proceeding to which the Corporation is a party; and

(C) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Corporation or that have not arisen but that, based on facts known to the Corporation, are likely to arise or to become known to the Corporation within 10 years after the date of dissolution of the Corporation.

Notwithstanding the foregoing, the Corporation will not be required to pay or make adequate provisions for any claims or other claims that are assumed by a buyer or buyers or other third party in connection with a sale, exchange, transfer, lease, license or other disposition of property or assets of the Corporation as contemplated by paragraph 4 above, if and to the extent that the Board or the trustee(s) of a Trust referred to in paragraph 7 below determines that such buyer, buyers or other third party is reasonably capable of satisfying such claims.

(ii) Claims shall be paid in full and any provisions required by subparagraphs 6(a)(i)(B) and 6(a)(i)(C) hereof shall be provided for in full if there are sufficient assets. If there are insufficient assets for the payment of Claims and the provisions referred to above, Claims and provisions shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor.

(iii) Subject to paragraph 6(b) and paragraph 8 below, all assets of the Corporation remaining after payment of Claims and the making of the provisions required by subparagraphs 6(a)(i)(B) and 6(a)(i)(C) will be distributed pro rata to the Corporation’s stockholders in complete liquidation of the Corporation. Such distribution may occur in a single distribution or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board or the Trustees (as defined in paragraph 8 below), in their absolute discretion, may determine.

(b) Without limitation of the foregoing provisions of this paragraph 6, if and to the extent deemed necessary, appropriate or desirable by the Board, in its absolute discretion, the Corporation may establish and set aside a reasonable amount of cash and/or property (the “Contingency Reserve”) to satisfy actual, contingent or anticipated claims against the Corporation, including, without limitation, tax obligations, and all expenses of the sale of the Corporation’s property and assets, of the collection and defense of the Corporation’s property and assets, and the liquidation and dissolution provided for in the Plan.

          7.     If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing common stock as may be required hereunder or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to paragraph 8 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Corporation, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Corporation.

          8.     If deemed necessary, appropriate or desirable by the Board, in its absolute discretion, the Corporation may at any time transfer to a liquidating trust (the “Trust”), for the benefit of the Corporation’s stockholders, any of the then remaining property and assets of the Corporation, including, if determined by the Board, all amounts in any Contingency Reserve. The Corporation and any officer thereof, as authorized by the Board, may appoint one or more corporations, partnerships or other persons or entities, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Corporation, to act as the initial trustee or trustees of the Trust (“Trustees”). The Trust, shall succeed to all right, title and interest of the Corporation of any kind and character with respect to such transferred property and assets and, to the extent of the property and assets so transferred, shall assume all of the liabilities and obligations of the Corporation, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. For the purposes of the Plan, any conveyance of property and assets to the Trust shall be deemed to be a distribution of property and assets by the Corporation to the stockholders, subject to such liabilities, followed by a contribution of such property and assets, subject to such liabilities, to the Trust in exchange for a pro rata interest therein. The Corporation, subject to this paragraph 8 and as authorized by the Board, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board, in its absolute discretion, may deem necessary, appropriate or desirable. Approval and adoption of the Plan by the Corporation’s stockholders shall constitute the approval by the stockholders of such appointment, any such liquidating trust agreement and the transfer of property and assets by the Corporation to the Trust pursuant thereto.

          9.     Any distributions to the Corporation’s stockholders pursuant to subparagraph 6(a)(iii) of the Plan shall be in complete redemption and cancellation of all of the outstanding common stock of the Corporation. No distribution of property or assets representing earned but unreported income will be made by the Corporation to its stockholders in the liquidation. No part of the consideration to be received by any stockholder of the Corporation pursuant to subparagraph 6(a)(iii) will be received by the stockholder as a creditor, employee, or in any other capacity other than that of a stockholder of the Corporation. Moreover, no property or assets will be retained or used to satisfy claims of any stockholders with respect to their stock. As a condition to such distributions to the Corporation’s stockholders, the Board or the Trustees, in their absolute discretion, may (but shall not be required to) require stockholders to surrender their certificates evidencing common stock to the Corporation, the Trustees, or an agent for cancellation. Under such circumstances, if a stockholder’s certificate for shares of common stock has been lost, stolen or destroyed, such stockholder may be required, as a condition to the disbursement of any distribution to such stockholder under the Plan, to furnish to the Corporation, the Trustees or an agent satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other security or indemnity reasonably satisfactory to the Corporation, such Trustees or such agent.

          10.     The Corporation shall continue to indemnify its officers, directors, employees and agents in accordance with its amended and restated certificate of incorporation, amended and restated bylaws and any contractual arrangements as therein or elsewhere provided, and such indemnification shall apply to acts or omissions of such persons in connection with the adoption and implementation of the Plan and the winding up of the affairs of the Corporation. The Corporation’s obligation to indemnify such persons may be satisfied out of any cash of the Corporation on hand from time to time, any Contingency Reserve or out of property or assets transferred to the Trust, if any. The Board and the Trustees are authorized to obtain and maintain such directors and officers or other fiduciary liability insurance coverage as they determine to be appropriate in connection with the Plan and its implementation.

          11.     In connection with and for the purposes of implementing the Plan, the Corporation may, in the absolute discretion of the Board, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Corporation in connection with the collection, sale, exchange, transfer, lease, license or other disposition of the Corporation’s property and assets and otherwise in connection with the implementation of the Plan.

          12.     In connection with and for the purpose connection with and for the purpose of implementing and assuring completion of the Plan, the Corporation may, in the absolute discretion of the Board, pay the Corporation’s officers, directors, employees, agents and representatives, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, acceleration of vesting of stock or stock options or in recognition of any extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with carrying out the Plan. Approval and adoption of the Plan by the Corporation’s stockholders shall constitute approval by the Corporation’s stockholders of the payment of any such compensation.

          13.     Notwithstanding any approval and adoption of the Plan and the transactions contemplated hereby by the stockholders of the Corporation, the Board may modify, amend, or abandon the Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted under the DGCL; provided, however, that the Corporation will not amend or modify the Plan under circumstances that would require additional stockholder approval under the DGCL or the federal securities laws without complying with the DGCL or the federal securities laws, as applicable.

          14.     The Board and the officers of the Corporation are authorized to approve changes to the terms of any of the transactions referred to herein, to interpret any of the provisions of the Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as the Board and/or the officers of the Corporation deem necessary or desirable in order to carry out the provisions of the Plan and effect the complete liquidation and dissolution of the Corporation in accordance with the Code, the DGCL and other applicable law, rules or regulations including, without limitation, any instruments of dissolution or other documents, and any withdrawal of any qualification to conduct business in any state in which the Corporation is so qualified, as well as the preparation and filing of any tax returns.

Dated: As of October 21, 2003

NET PERCEPTIONS, INC.

SPECIAL MEETING OF STOCKHOLDERS
DECEMBER 23, 2003

Net Perceptions, Inc.
7700 France Avenue South
Edina, Minnesota 55435	proxy

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE NET PERCEPTIONS, INC. SPECIAL MEETING ON DECEMBER 23, 2003, OR ANY ADJOURNMENT(S) THEREOF.

The undersigned, having read the Notice of Special Meeting of Stockholders and Proxy Statement dated November [ ], 2003, receipt of which is hereby acknowledged, does hereby appoint and constitute Thomas M. Donnelly and Teresa J. Dery, and each or either of them, the proxies of the undersigned, with full power of substitution to each, for and in the name of the undersigned to vote and act at the Special Meeting of stockholders of Net Perceptions, Inc. (the “Company”) to be held at the Company’s corporate headquarters, 7700 France Avenue South, Edina, Minnesota 55435, on Tuesday, December 23, 2003, at 10:00 a.m. CST and at any adjournment(s) thereof, with respect to all shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote or act, with all the powers that the undersigned would possess if personally present and acting, as directed on the reverse side of this card. If no direction is indicated, the aforesaid proxies, and each or either of them, or their duly appointed substitutes, are authorized to vote for the proposal to approve and adopt a plan of complete liquidation and dissolution of the Company. They are also authorized to vote in their discretion upon any other business that may properly come before the Special Meeting or any adjournment(s) thereof. This proxy revokes all prior proxies given by the undersigned.

(IMPORTANT — TO BE SIGNED AND DATED ON REVERSE SIDE)

See reverse for voting instructions

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Shareowner ServicesSM P.O. Box 64873, St. Paul, MN 55164-0873.

ò Please detach here ò

The board of directors recommends a vote FOR the proposal.

1.	Proposal to approve and adopt a plan of complete liquidation and dissolution of the Company.	☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED IN THE MANNER DIRECTED ABOVE. IF NO DIRECTION IS MADE WITH RESPECT TO THE PROPOSAL, THIS PROXY WILL BE VOTED FOR THE PROPOSAL. THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE AFORESAID PROXIES, OR THEIR DULY APPOINTED SUBSTITUTE(S) AS AFORESAID, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT(S) THEREOF.

Address Change? Mark Box ☐
Indicate changes below:

Date ________________________________

Signature(s) in Box
(if there are co-owners both must sign)
IMPORTANT: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give title as such. If joint account, each joint owner should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Please return your card in the postage-paid envelope provided.